Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
AutoNation, Inc.:
     We consent to the incorporation by reference in the registration statements listed below of AutoNation, Inc. of our report dated March 2, 2006, except as to Note 1, which is as of August 28, 2006, with respect to the consolidated balance sheets of AutoNation, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the current report on Form 8-K of AutoNation, Inc. dated August 28, 2006.
     Our report on the consolidated financial statements refers to the restatement of the consolidated statements of cash flows for the years ended December 31, 2004 and 2003, as discussed in Note 2 to the consolidated financial statements.
•	Forms S-3 (Registration Nos. 33-61649, 33-62489, 33-63735, 333-04269, 333-18009, 333-23415, 333-29217, 333-35749 and 333-44611);

•	Forms S-3/A (Registration Nos. 33-65289, 333-01757, 333-08479 and 333-20667);

•	Forms S-4 (Registration Nos. 333-17867, 333-17869, 333-17915 and 333-41505);

•	Form S-4/A (Registration No. 333-71098); and

•	Forms S-8 (Registration Nos. 33-93742, 333-07623, 333-19453, 333-20669, 333-29265, 333-42891, 333-56967, 333-90819, 333-81888 and 333-130019).
August 28, 2006
Fort Lauderdale, Florida
Certified Public Accountants